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FOR IMMEDIATE RELEASE
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Espey Mfg. & Electronics  Corp.'s  earnings and backlog at record levels for the fiscal year ended June 30, 2008. Company announces increased dividend.

Saratoga Springs, NY, August 18, 2008- Espey Mfg. & Electronics Corp. (AMEX:ESP) announces results for its fiscal year and fourth quarter, both ended June 30, 2008, and the August 15, 2008 sales order backlog.

For the fiscal year ended June 30, 2008, the Company reported net sales of $25.7 million, compared with $27.6 million for the prior fiscal year. Net income increased more than 34% to $3,421,869, $1.63 per diluted share for the year, compared with net income of $2,544,720, $1.23 per diluted share, for the fiscal year ended June 30, 2007. At June 30, 2008, the sales order backlog increased to $44.8 million, compared with last year's $36.3 million on June 30, 2007.

New sales orders for the year totaled $34.3 million. For the fourth quarter ended June 30, 2008, net sales decreased by $1,216,649, to $6.2 million, compared with last year's fourth quarter net sales of $7.4 million. Net income for the fourth quarter ended June 30, 2008 was $933,994, $.45 per diluted share, compared with net income of $807,729, $.39 per diluted share, for the corresponding period last year.

Mr. Howard Pinsley, President & CEO, commented "We are very pleased with our success for the recently concluded fiscal year, resulting in strong increases in both net income and sales order backlog. Our record sales order backlog at August 18, 2008, $47.2 million, reflects that our Company is well positioned for the future."

Furthermore, the Espey Board of Directors has declared an increased cash dividend. The regular first quarter dividend for the fiscal year ending June 30, 2009 is $.225 per share, an increase of $.025 per share. The dividend will be payable on September 25, 2008, to all shareholders of record at September 4, 2008.

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Espey's  primary  business  is  the  development,   design,  and  production  of
specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr.
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David O'Neil or Howard Pinsley at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.


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Espey Mfg. & Electronics  Corp.  comparative  unaudited  three-month and audited twelve-month figures for the periods ended June 30, 2008 and 2007.

                                    Three Months             Twelve Months
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                                 2008         2007         2008         2007
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Sales:                       $ 6,188,789  $ 7,405,438  $25,701,739  $27,656,359
Net Income:                      933,994      807,729    3,421,869    2,544,720
Income per share:
     Basic                           .45          .39         1.65         1.24
     Diluted                         .45          .39         1.63         1.23

Weighted average number of
Shares outstanding:
     Basic                     2,094,817    2,060,028    2,079,734    2,048,626
     Diluted                   2,111,863    2,101,553    2,103,836    2,077,664


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